 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-260121
PROSPECTUS
PROSPECTUS FOR
UP TO 110,742,480 SHARES OF CLASS A COMMON STOCK
UP TO 25,398,947 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF
WARRANTS
UP TO 3,451,415 WARRANTS TO PURCHASE CLASS A COMMON STOCK
This prospectus relates to the issuance by us of an aggregate of up to 25,398,947 shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), issuable upon exercise of warrants, which consists of: (i) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Warrants”), consisting of: (a) 8,000,000 Private Warrants issued to Atlas Crest Investment LLC (the “Sponsor”) and its permitted transferees in connection with the initial public offering of Atlas Crest Investment Corp. (“Atlas”) and (b) 732,280 Private Warrants issued to a lender in connection with a certain loan and security agreement, and (ii) up to 16,666,667 shares of Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Atlas. We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 110,742,480 shares of Class A Common Stock consisting of (a) up to 4,673,790 shares of Class A Common Stock issued in a private placement to the Sponsor and its permitted transferees in connection with the initial public offering of Atlas (the “Sponsor Shares”), (b) up to 29,257,202 shares of Class A Common Stock, consisting of 27,744,702 shares of our Class A Common Stock that were issued in a private placement of 60,000,000 PIPE Shares (as defined below) and 1,512,500 shares of Class A Common Stock issued to satisfy certain fees related to the Business Combination and PIPE Financing, (c) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) up to 68,079,208 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock, warrants and other convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated September 16, 2021, between us and the Selling Securityholders, granting such holders registration rights with respect to such shares and (ii) up to 3,451,415 Private Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or Warrants. See the section titled “Plan of Distribution.”
Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “ACHR” and “ACHR WS,” respectively. On November 17, 2022, the last reported sales price of our Class A Common Stock was $2.54 per share and the last reported sales price of our Public Warrants was $0.4450 per warrant.
We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.” This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.
The registration statement to which this prospectus relates registers the resale of a substantial number of shares of our Class A Common Stock by the Selling Securityholders. Sales in the public market of a large number of shares of our Class A Common Stock, or the perception in the market that the holders of a large number of shares of our Class A Common Stock intend to sell shares, could reduce the market price of our Class A Common Stock.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 15, 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise dispose of the securities described in this prospectus. We will not receive any proceeds from the sale or other disposition by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of Class A Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside of the United States: Neither we nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus, any applicable prospectus supplement or post-effective amendment to the registration statement and any related free writing prospectus together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation by Reference.”
On September 16, 2021, Archer, Atlas and Merger Sub consummated the closing of the transactions contemplated by the Business Combination Agreement (as defined below), following the approval at the special meeting of stockholders held on September 14, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Archer and Atlas was effected by the merger of Merger Sub with and into Archer, with Archer surviving the Merger (as defined below) as a wholly-owned subsidiary of Atlas. Following the consummation of the Merger on the Closing Date (as defined below), Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc.

Unless the context indicates otherwise, references in this prospectus to the “company,” “Archer,” “we,” “us,” “our” and similar terms refer to Archer Aviation Inc. (f/k/a Atlas Crest Investment Corp.) and its consolidated subsidiaries (including Legacy Archer). References to “Atlas” refer to our predecessor company prior to the Closing (as defined below). References to “Legacy Archer” refer to Archer Aviation Inc. prior to the Closing.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation by Reference.”
This document contains or incorporates by reference documents containing references to trademarks, service marks and trade names owned by us or belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this document may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor will not assert, to the fullest extent under applicable law, our or its rights to these trademarks, service marks and trade names. Archer does not intend its use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of it by, any other companies. All trademarks, service marks and trade names included in this document are the property of their respective owners.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
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“Atlas” means Atlas Crest Investment Corp. (which was renamed Archer Aviation Inc. in connection with the Business Combination).

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“Atlas IPO” means Atlas’s initial public offering of units, consummated on October 30, 2020.

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“Atlas Class B Shares” means shares of Atlas’ Class B Common Stock, par value $0.0001 per share.

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“Atlas Initial Stockholders” means the initial stockholders of Atlas, including Atlas’s officers and Atlas’s directors.

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“Business Combination” means the transactions contemplated by the Business Combination Agreement, including among other things, the Merger.

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“Business Combination Agreement” means that certain business combination agreement dated as of February 10, 2021, by and among Atlas, the Merger Sub and Archer, as amended and restated on July 29, 2021, and as it may be further amended, supplemented or otherwise modified from time to time.

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“Bylaws” means the Amended and Restated Bylaws of Archer, filed September 22, 2021.

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“Certificate of Incorporation” means that Amended and Restated Certificate of Incorporation of Archer, filed September 22, 2021.

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“Class A Shares” and “Class A Common Stock” means the shares of Class A Common Stock of Archer, par value $0.0001 per share.

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“Class B Shares” and “Class B Common Stock” means the shares of Class B Common Stock of Archer, par value $0.0001 per share.

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“Closing” means the consummation of the Business Combination.

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“Closing Date” means September 16, 2021, the date on which the Closing occurred.

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“Common Stock” means the Class A Shares and Class B Shares, or any one of such shares.

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“DGCL” means the Delaware General Corporation Law.

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“Legacy Archer” means Archer Aviation Operating Corp., a Delaware corporation (prior to the Merger, known as Archer Aviation Inc.), and, unless the context requires otherwise, its consolidated subsidiaries.

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“Merger” means the merger of Merger Sub with and into Legacy Archer with Legacy Archer being the surviving company in the merger.

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“Merger Sub” means Artemis Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Atlas.

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“NYSE” means the New York Stock Exchange.

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“PIPE Financing” means that certain private placement in the aggregate amount of $600 million, consummated substantially concurrently with the consummation of the Business Combination, pursuant to those certain subscription agreements with Atlas, and subject to the conditions set forth therein, pursuant to which the subscribers purchased 60,000,000 Class A Shares at a purchase price of $10.00 per share.

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“PIPE Shares” means an aggregate of 60,000,000 Class A Shares issued to the subscribers in the PIPE Financing, of which 27,744,702 Class A Shares are offered for resale pursuant to this prospectus.

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“Private Warrants” means an aggregate of 8,732,280 warrants to purchase Class A Shares, consisting of (i) 8,000,000 warrants to purchase Class A Shares issued to the Sponsor and its permitted transferees in a private placement in connection with the Atlas IPO and (ii) 732,800 warrants to purchase Class A Shares issued to a lender in connection with a loan and security agreement.

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“Public Warrants” means the 16,666,667 warrants included as a component of the Atlas units sold in the Atlas IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

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“Registration Rights Agreement” means that certain amended and restated Registration Rights Agreement, dated September 16, 2021, by and among Archer and certain securityholders who are parties thereto.

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“SEC” means the Securities and Exchange Commission.

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“Sponsor” means Atlas Crest Investment LLC.

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“Sponsor Letter Agreement” means that certain amended and restated sponsor letter agreement dated as of July 29, 2021, by and among Atlas, the Sponsor and former directors and/or officers of Atlas.

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“Sponsor Shares” means the Atlas Class B Shares initially purchased by the Sponsor in a private placement, and the Class A Shares issued upon the conversion thereof.

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“Warrants” means the Private Warrants and the Public Warrants, together.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Some factors that could cause actual results to differ include:
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we are an early-stage company with a history of losses and expectation of significant losses for the foreseeable future;

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our ability to design, manufacture and deliver our aircraft to customers;

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risks associated with the United Airlines order constituting all of the current orders for our aircraft and that the order is subject to conditions, further negotiation and reaching mutual agreement on certain material terms;

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our ability to remediate material weaknesses in internal control over financial reporting and ability to maintain an effective system of internal control;

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our ability to realize operating and financial results forecasts which rely in large part upon assumptions and analyses that we have developed;

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our ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority;

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our ability to compete effectively in the urban air mobility and electric vertical takeoff and landing industries;

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our ability to obtain expected or required certifications, licenses, approvals, and authorizations from transportation authorities;

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our ability to achieve expected business milestones or launch products on anticipated timelines;

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risks associated with our reliance on our relationships with our suppliers and service providers for the parts and components in our aircraft;

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our ability to successfully develop commercial-scale manufacturing capabilities;

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our ability to successfully address obstacles outside of our control that slow market adoption of electric aircraft;

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our ability to attract, integrate, manage, train and retain qualified senior management personnel or other key employees;

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natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting metropolitan areas;

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the potential for losses and adverse publicity stemming from any accident involving our lithium-ion battery cells or test flights of our prototype eVTOL aircraft;

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risks associated with indexed price escalation clauses in customer contracts, which could subject us to losses if we have cost overruns or if increases in costs exceed the applicable escalation rate;

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our ability to address a wide variety of extensive and evolving laws and regulations, including data privacy and security laws;

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risks associated with the lawsuit brought against us by Wisk Aero LLC (“Wisk”);

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our ability to protect our intellectual property rights from unauthorized use by third parties;

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our ability to obtain additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances;

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cybersecurity risks to our various systems and software;

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risks associated with the dual-class structure of the Common Stock which has the effect of concentrating voting control with Adam Goldstein, Legacy Archer’s co-founder, and our Chief Executive Officer and a member of our board of directors and Brett Adcock, Legacy Archer’s co-founder and former co-Chief Executive Officer and co-Chairman of the board of directors; and

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other factors detailed under the section “Risk Factors.”

The foregoing list of risks is not exhaustive. Other sections of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.
You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and in the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus. See also the sections titled “Where You Can Find More Information” and “Incorporation by Reference.” Unless the context otherwise requires, we use the terms “Archer,” “company,” “we,” “us” and “our” in this prospectus to refer to Archer Aviation Inc. and our wholly owned subsidiaries.
Overview
Our mission is to advance the benefits of sustainable air mobility. Our goal is to move people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner. To accomplish this goal, we are designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in future urban air mobility (“UAM”) networks.
Our eVTOL aircraft will be fully electric and will emit zero carbon emissions during operations. The goal of our eVTOL aircraft design is to maximize safety while minimizing operating costs and noise. We look to accomplish that goal through the use of a distributed electric propulsion system with inherent redundancy and far fewer parts than a typical internal combustion propulsion system found in similarly sized aircraft or rotorcraft today. The reduced number of parts not only translates into fewer critical parts on the aircraft from a safety perspective, but will also significantly reduce the maintenance requirements versus internal combustion propulsion systems found in similarly sized aircraft and rotorcraft today.
We continue to work to optimize our eVTOL aircraft design for both manufacturing and certification by using advancements in key enabling technologies such as high-energy batteries, high-performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient aircraft structure.
The development of an eVTOL aircraft that meets our business requirements demands significant design and development efforts on all facets of the aircraft. We believe that by bringing together a mix of talent with eVTOL, traditional aerospace and automotive backgrounds we are building a team that will allow us to move through the design, development, and certification of our eVTOL aircraft with the Federal Aviation Administration (“FAA”) in an efficient manner, thus allowing us to achieve our end goal of getting to commercialization as soon as possible.
Our Planned Lines of Business
Upon receipt of all necessary FAA certifications and any other government approvals necessary for us to manufacture and operate our aircraft, we intend to operate two complementary lines of business. Our core focus is direct-to-consumer (“Archer UAM”) with our secondary focus being business-to-business (“Archer Direct”).
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Archer AUM:   We plan to operate our own UAM ecosystem initially in select major U.S. cities, such as Los Angeles and Miami. Our UAM ecosystem will operate using our eVTOL aircraft, which is currently in development. We project that the cost to manufacture and operate our eVTOL aircraft will be such that it will be able to enter the UAM ride-sharing market at a price point that is competitive with ground-based ride sharing services today. We will continue to evaluate our go-to-market strategy based on, among other things, estimated demand, readiness of the required infrastructure, and the scale of our UAM aircraft fleet.

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Archer Direct:   We also plan to selectively sell a certain amount of our eVTOL aircraft to third parties. We have entered into a purchase agreement (the “Purchase Agreement”) with United Airlines Inc. (“United”) for the conditional purchase of up to $1 billion worth of aircraft, with an option for another $500 million worth of aircraft. We will look to determine the right mix of selling our eVTOL aircraft versus using them as part of our UAM ecosystem based on, among other factors, our capital needs, our volume of manufacturing, our ability to ramp Archer UAM operations, and the purchase demand from our Archer Direct customers.

To date, we have not generated any revenue from either of these planned categories, as we continue to design, develop, and seek the governmental approvals necessary to operate our eVTOL aircraft and Archer UAM. We will use the net proceeds from the Business Combination for the foreseeable future to continue to fund our efforts to bring our eVTOL aircraft to market. The amount and timing of any future capital requirements will depend on many factors, including the pace and results of the design and development of our aircraft and manufacturing operations, as well as our progress in obtaining necessary FAA certifications and other government approvals. For example, any significant delays in obtaining such FAA certifications and other government approvals will likely require us to raise additional capital above our existing cash on hand and delay our generation of revenues.
Corporate Information
We were originally known as Atlas Crest Investment Corp. On September 16, 2021, Legacy Archer, Atlas and Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of Legacy Archer held September 14, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Archer and Atlas was effected by the merger of Merger Sub with and into Legacy Archer, with Legacy Archer surviving the Merger as a wholly-owned subsidiary of Atlas. In connection with the consummation of the Merger on the Closing Date, the surviving company changed its name to Archer Aviation Operating Corp. and Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc.
Our principal executive offices are located at 190 West Tasman Drive, San Jose, California 95134, and our telephone number is (650) 272-3233. Our corporate website address is www.archer.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
“Archer” and our other registered and common law trade names, trademarks and service marks are property of Archer Aviation Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING
Issuance of Common Stock
Shares of Class A Common Stock offered by us
Up to 25,398,947 shares of Class A Common Stock, consisting of (i) 8,732,280 shares of Class A Common Stock that are issuable upon the exercise of Private Warrants and (ii) 16,666,667 shares of Class A Common Stock that are issuable upon the exercise upon the exercise of the Public Warrants.
Shares of Class A Common Stock outstanding prior to the exercise of all Warrants and of any shares of Class B Common Stock
177,417,956 shares (as of October 25, 2022).
Shares of Class A Common Stock outstanding assuming exercise of all Warrants and conversion of all shares of Class B Common Stock
268,685,368 shares (as of October 25, 2022).
Exercise price of Warrants
$11.50 per share, subject to adjustment as described herein.
Use of proceeds
We will receive up to an aggregate of approximately $292.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Common Stock and Warrants
Shares of Class A Common Stock offered by the Selling
Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 110,742,480 shares of Class A Common Stock, consisting of:
•
up to 4,673,790 Sponsor Shares;

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up to 29,257,202 Class A Shares, consisting of 27,744,702 PIPE Shares and 1,512,500 Class A Shares issued to satisfy fees related to the Business Combination and PIPE Financing;

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up to 8,732,280 Class A Shares issuable upon the exercise of Private Warrants; and

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up to 68,079,208 Class A Shares pursuant to the Registration Rights Agreement.

Warrants offered by the Selling Securityholders
Up to 3,451,415 Private Warrants, each having an exercise price of $11.50 per share (subject to adjustment).
Redemption
The Public Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants.”

Sponsor Earn-Out
1,875,000 shares of the 12,500,000 Sponsor Shares originally issued remain subject to certain vesting and forfeiture conditions, set forth in the Sponsor Letter Agreement. These 1,875,000 Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Sponsor Earn Out Trigger Event, which is defined as the first date on which the volume weighted average price of the Class A Common Stock over any 10 trading days within the preceding 20 trading day period within three years from the Closing Date is greater than or equal to $12.00. If this trigger event does not occur during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, then these 1,875,000 Sponsor Shares will not vest and shall be deemed transferred by the forfeiting holder to us and shall be cancelled and cease to exist.
Terms of the offering
The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.
Use of proceeds
We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.
Risk factors
Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”
NYSE ticker symbols
“ACHR” and “ACHR WS”
For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus, including under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, results of operations, financial condition and prospects, which in turn could materially and adversely affect the price of our securities and might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
All of the Class A Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $292.1 million from the exercise of the Warrants registered hereunder, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants registered hereunder for general corporate purposes. We have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of: (i) up to 110,742,480 Class A Shares, consisting of (a) up to 4,673,790 Class A Shares issued as Sponsor Shares, (b) 29,257,202 Class A Shares, consisting of 27,744,702 PIPE Shares and 1,512,500 Class A Shares issued to satisfy certain fees related to the Business Combination and PIPE Financing, (c) up to 8,732,280 Class A Shares issuable upon the exercise of the Private Warrants, and (d) 68,079,208 Class A Shares pursuant to the Registration Rights Agreement; and (ii) up to 3,451,415 Private Warrants. We are required to file this registration statement in accordance with our obligations set forth in the Registration Rights Agreement as more fully described in “— Material Relationships with Selling Securityholders — Registration Rights Agreement.” The Selling Securityholders may from time to time offer and sell some, all or none of their shares of Class A Common Stock, Private Warrants and Public Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, distributees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Class A Common Stock, Private Warrants or Public Warrants other than through a public sale.
As set forth in the Sponsor Letter Agreement, 1,875,000 shares of the 12,500,000 Sponsor Shares originally issued remain subject to certain vesting and forfeiture conditions. These 1,875,000 Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Sponsor Earn Out Trigger Event, which is defined as the first date on which our volume weighted average price of the Class A Common Stock over any 10 trading days within the preceding 20 trading day period within three years from the Closing Date is greater than or equal to $12.00. If this trigger event does not occur during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, the 1,875,000 Sponsor Shares will not vest and shall be deemed transferred by the forfeiting holder to us and shall be cancelled and cease to exist.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of the date hereof regarding the beneficial ownership of our Class A Common Stock and Warrants by the Selling Securityholders and the shares of Class A Common Stock and Warrants being offered by the Selling Securityholders. For the avoidance of doubt, the table below also includes Sponsor Shares issued, and shares of Class A Common Stock issuable upon the exercise of options, which are subject to future forfeiture or which otherwise have not yet vested. The applicable percentage ownership of Class A Common Stock is based on 177,417,956 Class A Shares outstanding as of October 25, 2022. Information with respect to shares of Class A Common Stock, the Private Warrants and the Public Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock, Private Warrants or Public Warrants registered hereby.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker dealer.
Except as set forth in the footnotes below, (i) the following table does not include up to 16,666,667 Class A Shares issuable upon exercise of the Public Warrants and (ii) the address of each selling securityholder is 190 West Tasman Drive, San Jose, CA 95134, unless stated otherwise.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.
	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name of Selling Securityholders	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
PIPE Investors
AI Atlas Holdings LLC(1)	2,000,000	2,000,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 3(2)	100,000	100,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 5(2)	100,000	100,000	—	—	—	—	—	—
David Fox(3)	242,581	242,581	—	—	66,528	66,528	—	—
Eileen K. Murray(4)	280,081	280,081	—	—	66,528	66,528	—	—
Evolution VCP 18X LLC(5)	100,000	100,000	—	—	—	—	—	—
Falcon 2021 LLC(6)	300,000	300,000	—	—	—	—	—	—
FCA Italy S.p.A(7)	7,500,000	7,500,000	—	—	—	—	—	—
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds(8)	1,000,000	1,000,000	—	—	—	—	—	—
Gratia Capital Concentrated Master Fund, Ltd.(9)	132,002	100,000	32,002	*	—	—	—	—
HF Fund, LP(10)	234,375	234,375	—	—	—	—	—	—
Iridian Asset Management LLC(11)	1,560,327	1,560,327	—	—	—	—	—	—
Jericho Growth Fund I LP(12)	750,000	750,000	—	—	—	—	—	—
Liberty City Ventures 1815, LLC(13)	5,000,000	5,000,000	—	—	—	—	—	—
Luktev GmbH(14)	7,084,808	400,000	6,684,808	3.77%	—	—	—	—
Marc Lore(15)	28,086,358	1,000,000	27,086,358	15.27%	—	—	—	—
MDC Capital Partners (Ventures) LP(16)	700,000	700,000	—	—	—	—	—	—
Mesa Air Group, Inc.(17)	2,269,012	2,269,012	—	—	—	—	—	—
Entities managed by UBS O-Connor LLC(18)	200,000	200,000	—	—	—	—	—	—
TBC Magnetar, L.P.(19)	1,000,000	1,000,000	—	—	—	—	—	—
The Alex Rodriguez Revocable Trust dated January 5, 1998(20)	2,292,887	1,500,000	792,887	*	—	—	—	—
Todd and Kasey Lemkin Trust Agreement dated Dec. 3, 2009(21)	75,000	75,000	—	—	—	—	—	—
United Airlines Ventures, Ltd.(22)	3,784,207	8,943,824	—	—	—	—	—	—
Other Selling Securityholders(23)	1,322,500	1,322,500	—	—	—	—	—	—
Total – PIPE Investors	66,114,138	36,677,700	34,596,055	19.50%	133,056	133,056	—	—
Directors & Officers of Archer and their Affiliated Entities
Adam Goldstein(24)	34,317,931	34,317,931	—	—	—	—	—	—
Michael Spellacy(25)	2,831,843	2,831,843	—	—	1,046,937	1,046,937	—	—
Total – Directors & Officers of Archer and their Affiliated Entities	37,149,774	37,149,774	—	—	1,046,937	1,046,937	—	—
Other Holders of Registration Rights
Brett Adcock(26)	30,429,306	30,429,306	—	—	—	—	—	—
Emanuel Pearlman(27)	201,811	201,811	—	—	66,528	66,528	—	—
Gitter Enterprises, LLC(28)	746,070	746,070	—	—	145,512	145,512	—	—
Moelis Dynasty Investments LLC(29)	1,829,467	1,829,467	—	—	737,279	737,279	—	—
Moelis & Company Group LP(30)	2,976,072	2,976,072	—	—	589,823	589,823	—	—
SVB Financial Group(31)	366,140	366,140	—	—	366,140	366,140	—	—
SVB Innovation Credit Fund VIII, L.P.(32)	366,140	366,140	—	—	366,140	366,140	—	—
Total – Other Holders of Registration Rights	36,915,006	36,915,006	—	—	2,271,422	2,271,422	—	—
Total	140,178,918	110,742,480	34,596,055	19.50%	3,451,415	3,451,415	—	—

*
Less than one percent

(1)
Each of Access Industries Management, LLC (“AIM”) and Mr. Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the 2,000,000 shares of Class A Common Stock held directly by AI Atlas Holdings LLC (“AIAH”) because (i) Mr. Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIAH and (ii) AIM is the controlling entity of AIAH. Each of AIM and Mr. Blavatnik disclaim beneficial ownership of the shares held directly by AIAH, except to the extent of their actual pecuniary interest therein. The address of Mr. Blavatnik and each of the foregoing entities is 40 West 57th Street, 28th Floor, New York, NY 10019.
(2)
Arena Capital Advisors, LLC manages this entity as the General Partner for Arena Capital Fund, LP. The address of the entity is 12121 Wilshire Blvd Suite 1010, Los Angeles, CA 90025.

(3)
Consists of (i) 98,553 shares of Class A Common Stock held by David Fox & Co. LLC, (ii) 66,528 shares of Class A Common Stock issuable to the David Fox & Co. LLC upon the exercise of Private Warrants exercisable within 30 days of closing, and (iii) 77,500 shares of Class A Common Stock held by David Fox. Mr. Fox is the managing member of David Fox & Co. LLC, and as such may be deemed to have voting and dispositive control of the shares of David Fox & Co. LLC. Mr. Fox was a director of Atlas prior to the Business Combination and is a member of the Sponsor. Mr. Fox’s address is c/o Atlas Crest Investment LLC 399 Park Avenue, Fifth Floor, New York, NY 10022.

(4)
Consists of (i) 213,553 shares of Class A Common Stock held by Ms. Murray and (ii) 66,538 shares of Class A Common Stock issuable to Ms. Murray upon the exercise of Private Warrants. Ms. Murray was a director of Atlas prior to the Business Combination and is a member of the Sponsor. Ms. Murray’s address is c/o Atlas Crest Investment LLC 399 Park Avenue, Fifth Floor, NY, NY 10022.

(5)
Lee Chaikin holds the sole voting power in Evolution VCP 18X LLC (“Evolution”). The business address of Evolution is 40 West 57th Street, Suite 2020, New York, NY 10019.

(6)
James Lang is the Managing Member of Falcon 2021 LLC. The business address for the entity is 394 Pacific Ave, Floor 2, San Francisco, CA 94111.

(7)
The business address for the entity is Corso Giovanni Agnelli 200, 10135 Torino, TO, Italy.

(8)
The address of the Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Fund”) is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”), for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as “Trustees,” act as trustees. The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Fund. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities.

(9)
Gratia Capital LLC is the General Partner of Gratia Capital Concentrated Master Fund, Ltd. Steve Pei of 11835 West Olympic Boulevard, Suite 385, Los Angeles, CA 90064 is the Managing Member of Gratia Capital LLC.

(10)
The General Partner of HF Fund LP is WWJr. Enterprises Inc. William Wrigley, Jr. indirectly owns 100% of WWJr. Enterprises Inc. The address of the foregoing persons is HF Fund LP is 101 N. Clematis St., Ste 200, West Palm Beach, FL 33401.

(11)
Consists of 1,560,327 shares of Class A Common Stock held by Iridian Raven Fund, LP. Iridian Asset Management LLC is the investment manager of Iridian Raven Fund, LP and has voting and investment power over its securities. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880-4703.

(12)
Joshua Resnick is the Managing Member of Jericho Growth GP I LLC, the General Partner of Jericho Growth Fund I L.P. (“Jericho”). The business address of Jericho is 510 Madison Avenue, 27th Floor, New York, NY 10022.

(13)
Murtaza S. Akbar holds the sole voting power in Liberty City Ventures 1815, LLC (“Liberty City”). The business address of Liberty City is Attn: Murtaza Akbar, 130 Fifth Avenue, Fl 5, New York, NY 10011.

(14)
Consists of (i) 400,000 PIPE Shares and (ii) 6,684,808 shares of Class A Common Stock issued in connection with the Business Combination. Lukasz Gadowski is the Managing Director of Luktev

GmbH (“Luktev”), and, accordingly, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by Luktev. The business address for Luktev is Friedrichstr. 68, 10117 Berlin, Germany.
(15)
Marc Lore’s address is 443 Greenwich Street, PHA, New York, NY 10013.

(16)
MDC Capital Partners (Ventures) GP, LP is the general partner of MDC Capital Partners (Ventures), LP. MDC Capital Partners (Ventures) GP, LP has created an investment committee comprised of four individual members, which has the authority, by affirmative majority consent, to approve all investment and divestment decisions made with respect to MDC Capital Partners (Ventures), LP. Each of the members of the investment committee expressly disclaims beneficial ownership of the shares held by MDC Capital Partners (Ventures), LP. The address of the entities listed herein is c/o Mubadala Capital, 22nd Floor Al Sila Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(17)
Consists of (i) 1,179,341 shares of Class A Common Stock issued in connection with the Business Combination, (ii) 500,000 PIPE Shares, and (ii) 589,671 shares of Class A Common Stock issued upon the exercise of the vested portion of the Mesa Warrants. Jonathan G. Ornstein, Michael J. Lotz and Brian S. Gillman are officers and directors of Mesa and, accordingly, may also be deemed to have investment discretion and voting power over the shares held by Mesa. Messrs. Ornstein, Lotz and Gillman disclaims beneficial ownership of the shares held by Mesa. The business address for Mesa is 410 N. 44th Street, STE 700, Phoenix, AZ 85008.

(18)
Consists of (i) 92,300 shares of Class A Common Stock held by Nineteen77 Global Merger Arbitrage Master Limited, (ii) 15,400 shares of Class A Common Stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund, and (iii) 92,300 shares of Class A Common Stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited. Mr. Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of the selling securityholders, has voting and/or investment control over the shares held by the selling securityholders. As a result, Mr. Russell may be deemed to beneficially own the shares held by the selling securityholder. Notwithstanding the foregoing, Mr. Russell disclaims any such beneficial ownership, except to the extent of his pecuniary interest. The principal business address of the entity is One N Wacker Drive 31st Floor, Chicago, IL 60606.

(19)
Tomales Bay Capital LLC is the General Partner of TBC Magnetar, L.P. Iqbaljit Kahlon of 55 2nd Street, Suite 1925, San Francisco, CA 94105 is the Managing Member of Tomales Bay Capital LLC.

(20)
Alex Rodriguez, Trustee of The Alex Rodriguez Revocable Trust dated January 5, 1998, is deemed to have power to vote or dispose of the shares of Class A Common Stock being offered hereby. The business address is of the trust is 21731 Ventura Blvd., Ste 300, Woodland Hills, CA 91364.

(21)
Todd Lemkin, Trustee of the Todd and Kasey Lemkin Trust Agreement dated Dec. 3, 2009, is deemed to have power to vote or dispose of the shares of Class A Common Stock being offered hereby. The business address is of the trust is 10771 Bellagio Rd, Los Angeles, CA 90077.

(22)
Consists of (i) 2,000,000 PIPE Shares, (ii) 1,047,119 shares of Class A Common Stock issued upon the exercise of the vested portion of the United Warrant, (iii) 737,088 shares of Class A Common Stock issuable upon the exercise of the vested but unexercised portion of the United Warrant, and (iv) 5,159,617 shares of Class A Common Stock issuable upon the exercise of the remainder of the United Warrant, which may be exercised upon satisfaction of the vesting conditions contained therein. United Airlines Ventures, Ltd. (“UAV”) is an indirect, wholly-owned subsidiary of United Airlines Holdings, Inc. (“UAH”), and is controlled by a board of directors consisting of five directors appointed by a subsidiary of UAH. The board of directors of UAV at any time and from time to time has voting and dispositive power over the shares beneficially owned by UAV, and the approval of a majority of the directors is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. As a result, none of the individual directors on the board of directors of UAV is deemed to have beneficial ownership of such shares. The address of UAV is 233 South Wacker Drive, Chicago, IL 60606.

(23)
Consists of shares of Class A Common Stock beneficially owned by 20 selling securityholders affiliated with the Sponsor who own less than 1.0% of our outstanding Class A Common Stock prior to this offering. The address of this group is 399 Park Avenue, New York, NY 10022.

(24)
Consists of (i) 100,000 shares of Class A Common Stock held by Capri Growth LLC, (ii) 27,756,278 shares of Class B Common Stock held by Capri Growth LLC, and (iii) 6,461,653 shares of Class B Common Stock held directly by Adam Goldstein. Adam Goldstein has sole voting and dispositive power with respect to these shares. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock.

(25)
Consists of (i) 90,000 shares of Class A Common Stock held directly by Mr. Spellacy; (ii) 1,694,906 shares of Class A Common Stock held directly by Achill Holdings LLC, 254,236 of which are subject both to contractual restrictions on transfer and potential forfeiture if the Sponsor Earn Out Trigger Event (as defined in the Sponsor Letter Agreement) does not occur; and (iii) 1,046,937 shares of Class A Common Stock issuable upon exercise of Private Warrants which are held directly by Achill Holdings LLC. Mr. Spellacy is the sole managing member of Achill Holdings LLC. Mr. Spellacy is also currently a member of our board of directors and was a member of the Atlas board of directors prior to the Business Combination. Mr. Spellacy is also a member of the Sponsor.

(26)
Consists of (i) 26,269,959 shares of Class B Common Stock held by Hight Drive Growth LLC, and (ii) 4,159,347 shares of Class B Common Stock held directly by Brett Adcock. Brett Adcock has sole voting and dispositive power with respect to these shares. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock. The business address of Brett Adcock is c/o Steven B. Stokdyk, Latham & Watkins LLP, 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067.

(27)
Consists of (i) 135,283shares of Class A Common Stock held by Mr. Pearlman and (ii) 66,528 shares of Class A Common Stock issuable to Mr. Pearlman upon the exercise of Private Warrants exercisable within 30 days of closing.

(28)
Consists of (i) 746,070 shares of Class A Common Stock held by Gitter Enterprises, LLC and (ii) 145,512 shares of Class A Common Stock issuable to Gitter Enterprises, LLC upon the exercise of Private Warrants exercisable within 30 days of closing. The address of this entity is c/o Moelis & Company, 399 Park Avenue, Fifth Floor, New York NY 10022.

(29)
Consists of (i) 1,092,188 shares of Class A Common Stock held directly by Moelis Dynasty Investments LLC, 163,828 of which are subject both to contractual restrictions on transfer and potential forfeiture if the Sponsor Earn Out Trigger Event (as defined in the Sponsor Letter Agreement) does not occur; and (iii) 737,279 shares of Class A Common Stock issuable upon exercise of Private Warrants which are held directly by Moelis Dynasty Investments LLC. Steven Blatt serves as the investment manager for Moelis Dynasty Investments LLC and has investment and voting discretion with respect to securities owned by it. The address of Steven Blatt is: c/o Baker Tilly, 11150 Santa Monica Boulevard, Suite 600, Los Angeles, CA 90025.

(30)
Consists of (i) 2,386,249 shares of Class A Common Stock held by Moelis & Company Group LP and (ii) 589,823 shares of Class A Common Stock issuable to the Moelis & Company Group LP upon the exercise of Private Warrants exercisable within 30 days of closing. Moelis & Company Group LP is an affiliate of Moelis & Company LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. These shares were received as compensation to satisfy certain fees related to the Business Combination and PIPE Financing. Moelis & Company Group LP is a member of the Sponsor. The address of Moelis & Company Group LP is c/o Moelis & Company, 399 Park Avenue, Fifth Floor, New York NY 10022.

(31)
Daniel Beck, Chief Financial Officer of SVB Financial Group, Michael Kruse, Treasurer of SVB Financial Group, John Doran, Senior Portfolio Manager for SVB Financial Group, Ryan Henry, Senior Portfolio Manager for SVB Financial Group, Bradford Davis, Senior Portfolio Manager for SVB Financial Group, and David Busch, Head of Corporate Investments and Capital Markets for SVB Financial Group, have voting and/or investment control over the shares held by SVB Financial Group. The principal business address of the entity is 3003 Tasman Drive, Santa Clara, CA 95054.

(32)
The address of this entity is 2770 Sand Hill Road, Menlo Park, CA 94025.

Material Relationships with Selling Securityholders
Below is a description of material relationships in the past three years between the Company, its predecessors or affiliates and certain Selling Securityholders.

Archer Related Party Transactions
Registration Rights Agreement
In connection with the Closing of the Business Combination, certain holders of our capital stock entered into that certain Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the holders of (i) the Sponsor Shares, (ii) the Private Warrants and the Class A Shares underlying such Private Warrants, (iii) the Private Warrants that may be issued upon conversion of working capital loans, (iv) the shares underlying the private placement warrants previously issued to United Airlines and assumed by us in connection with the Business Combination, and (v) the Class A Shares issued or issuable to holders of greater than 2% of Legacy Archer common stock on a fully-diluted basis as of the Closing Date, have registration rights to require us to register a sale of any of our securities held by them.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Legacy Archer Related Party Transactions
Founder Convertible Promissory Note
In October 2019, Legacy Archer issued and sold convertible promissory notes with an aggregate principal amount of $600,570 with an interest rate of 5% per annum (the “Founder Notes”) pursuant to a note purchase agreement. In November 2019, Legacy Archer held the initial closing of its Series Seed Preferred Stock financing (as described below), which triggered the automatic conversion of the outstanding principal plus accrued interest on such notes into shares of Series Seed Preferred Stock.
The participants in the convertible note financing included entities affiliated with members of Legacy Archer’s board of directors. The following table sets forth the aggregate principal amount of the Founder Notes issued to such parties:
Noteholders	Aggregate Principal Amount
Capri Growth LLC(1)	$300,285
Hight Drive Growth LLC(2)	300,285

(1)
Adam Goldstein, our co-Founder and Chief Executive Officer and a member of our board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of our capital stock.

(2)
Brett Adcock, our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of our capital stock.

Series Seed Preferred Stock Financing
Between November 2019 to December 2019, Legacy Archer issued and sold an aggregate of 16,363,635 shares of its Series Seed Preferred Stock at a purchase price of $0.33 per share, for an aggregate purchase price of $5.4 million, and issued an aggregate of 1,829,880 shares of Legacy Archer’s Series Seed Preferred Stock upon conversion of the Founder Notes. Each share of Legacy Archer’s Series Seed Preferred Stock converted into one share of Legacy Archer’s common stock in connection with the Closing.
The table below sets forth the number of shares of Series Seed Preferred Stock purchased by Legacy Archer’s related parties:

Stockholder	Shares of Series Seed Preferred Stock	Total Cash Purchase Price	Principal & Interest Cancelled
Capri Growth LLC(1)	914,940	$—	$301,930
Hight Drive Growth LLC(2)	914,940	—	301,930
Marc Lore	15,151,515	5,000,000	—
Adam Goldstein(1)	606,060	200,000	—
Brett Adcock(2)	606,060	200,000	—

(1)
Adam Goldstein, our co-Founder and Chief Executive Officer and a member of our board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of our capital stock.

(2)
Brett Adcock, our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of our capital stock.

2019 Convertible Promissory Note
Between November 2019 and December 2019, Legacy Archer issued and sold convertible promissory notes with an aggregate principal amount of $5.0 million and an interest rate of 10% per annum (the “2019 Notes”) pursuant to a note purchase agreement. In July 2020, Legacy Archer held the initial closing of its Series A Preferred Stock financing (as described below), in which holders of all 2019 Notes elected to convert the outstanding principal plus accrued interest on the 2019 Notes into shares of Series A Preferred Stock.
The participants in the convertible note financing included members of our board of directors and an owner of greater than 5% of Legacy Archer’s capital stock. The following table sets forth the aggregate principal amount of the 2019 Notes issued to such parties:
Noteholders	Aggregate Principal Amount
Marc Lore	$3,000,000
Adam Goldstein(1)	1,000,000
Brett Adcock(2)	1,000,000

(1)
Adam Goldstein is our co-Founder, Chief Executive Officer and a member of our board of directors.

(2)
Brett Adcock is our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors.

Series A Preferred Stock Financing
Between July 2020 and October 2020, Legacy Archer issued and sold an aggregate of 41,872,399 shares of its Series A Preferred Stock at a purchase price of $1.2046 per share, for an aggregate purchase price of $50.4 million, and issued an aggregate of 4,395,023 shares of Legacy Archer’s Series A Preferred Stock upon conversion of the 2019 Notes. Each share of Legacy Archer’s Series A Preferred Stock converted into one share of Legacy Archer’s common stock in connection with the Closing.
The table below sets forth the number of shares of Legacy Archer Series A Preferred Stock purchased by Legacy Archer’s related parties:
Stockholder	Shares of Series A Preferred Stock	Total Cash Purchase Price	Principal & Interest Cancelled
Capri Growth LLC(1)	1,660,302	$2,000,000	$—
Hight Drive Growth LLC(2)	1,660,302	2,000,000	—
Marc Lore	5,675,959	6,837,260	—

Stockholder	Shares of Series A Preferred Stock	Total Cash Purchase Price	Principal & Interest Cancelled
Marc Lore	2,633,739	—	3,172,603
Adam Goldstein(1)	880,642	—	1,060,822
Brett Adcock(2)	880,642	—	1,060,822
TCP Archer Aviation LLC	7,702,468	9,278,392	—

(1)
Adam Goldstein, our co-Founder and Chief Executive Officer and a member of our board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of our capital stock.

(2)
Brett Adcock, our co-Founder and former co-Chief Executive Officer and co-Chairman of our board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of our capital stock.

Loans to Executive Officers
In November 2020, Legacy Archer entered into partial recourse promissory note arrangements with Mr. Adcock and Mr. Goldstein. The aggregate principal amount of each promissory note was $396,827 and bore interest at 0.38% per annum. All of the principal and interest under the note was repaid upon the Closing.
Loans to the Sponsor
Atlas entered into a promissory note with the Sponsor effective June 25, 2021, pursuant to which Atlas borrowed an aggregate amount of $300,000, which was used to finance transaction costs in connection with the Business Combination. The loan was non-interest bearing and paid off in connection with the Business Combination.
United Airlines Agreements
On January 29, 2021, we entered into a Purchase Agreement (the “Purchase Agreement”), Collaboration Agreement (the “United Collaboration Agreement”), and Warrant Agreement with United. Under the terms of the Purchase Agreement, United has a conditional purchase order for up to 200 of our aircraft, with an option to purchase an additional 100 aircraft. Those purchases are conditioned upon us meeting certain conditions that include, but are not limited to, the certification of our aircraft by the FAA and further negotiation and reaching of mutual agreement on certain material terms related to the purchases. We issued 14,741,764 warrants to United to purchase shares of Class A Common Stock. Each warrant provides United with the right to purchase one share of Class A Common Stock at an exercise price of $0.01 per share. The warrants vest in four installments in accordance with the following milestones: the execution of the Purchase Agreement and the United Collaboration Agreement, the completion of the Business Combination, the certification of the aircraft by the FAA, and the initial sale of aircraft to United. On August 9, 2022, we entered into Amendment No. 1 to the Warrant Agreement (the “Warrant Amendment”), by and between us and United, pursuant to which the parties amended the fourth milestone’s vesting conditions relating to the initial sale of the aircraft to United. The Warrant Amendment provided that 4,422,529 shares of our Class A Common Stock became vested and exercisable by United upon the occurrence of certain alternate vesting conditions as described in the Warrant Amendment.
SVB Loan
On July 9, 2021, we, as the borrower, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) and SVB Innovation Credit Fund VIII, L.P. (“SVB Innovation”) as the lenders, and SVB as the collateral agent. The total principal amount of the loans is $20 million (the “Term Loans”), and all obligations due under the Term Loans are collateralized by all of our right, title, and interest in and to our specified personal property in favor of the collateral agent. The Term Loans include events of default and covenant provisions, whereby accelerated repayment may result if we were to default. On January 1, 2022, we began repaying the Term Loans, which are payable in 24 equal monthly installments, including principal and interest. The interest rate on the loans is a floating rate per annum equal to the greater of (i) 8.5% and (ii) the Prime Rate plus the Prime Rate Margin (each as defined in the Loan and Security Agreement), which increases by 2% per annum upon the occurrence of an event of default.
Additionally, in conjunction with the issuance of the Term Loans, we issued 366,140 warrants to SVB and 366,140 warrants to SVB Innovation, totaling 732,280 warrants. We issued the warrants to the lenders as consideration for entering into the Term Loans, representing a loan issuance fee. Each warrant provides SVB and SVB Innovation with the right to purchase one share of Class A Common Stock. Upon the closing of the Business Combination, the SVB warrants became public warrants.
FCA Italy S.p.A. Agreements
On July 19, 2021, we entered into a Manufacturing Consulting Agreement with FCA Italy S.p.A. (“FCA Italy”) (the “Manufacturing Consulting Agreement”), in which both parties agreed to work together to complete a series of fixed duration projects to develop manufacturing and production processes in connection with our ongoing efforts to bring up production capabilities for our aircraft. In conjunction with the Manufacturing Consulting Agreement, we issued a warrant to FCA Italy, in which FCA Italy has the right to purchase up to 1,077,024 shares of Class A Common Stock at an exercise price of $0.01 per share. The shares underlying the warrant vest in two equal installments in accordance with two time-based milestones.
Business Combination Private Placement
In connection with the execution of the Business Combination Agreement, Subscription Agreements were entered into with certain investors, pursuant to which each investor agreed to purchase an aggregate of 60,000,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $600.0 million, in the PIPE Financing. UAV purchased 2,500,000 PIPE Shares for an aggregate purchase price of $25.0 million. Marc Lore purchased 1,000,000 PIPE Shares for an aggregate purchase price of $10.0 million. Brett Adcock and Adam Goldstein, Legacy Archer’s Co-Chief Executive Officers, each agreed to purchase 100,000 PIPE Shares for an aggregate purchase price of $1,000,000, respectively.
Other Transactions
Legacy Archer entered into employment agreements with its executive officers. Legacy Archer has also granted stock options to its executive officers.
Transaction Support Agreements
In February 2021, Atlas, Legacy Archer and certain Legacy Archer stockholders, including holders affiliated with members of the Legacy Archer’s board of directors and beneficial owners of greater than 5% of Legacy Archer’s capital stock, entered into the Transaction Support Agreements, whereby such Archer stockholders agreed to, among other things, vote all of their shares of Legacy Archer’s capital stock in favor of the approval and adoption of the transactions contemplated by the Business Combination Agreement. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of Legacy Archer common stock and Legacy Archer preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Transaction Support Agreement.
Atlas Related Party Agreements
The Sponsor and its permitted transferees hold an aggregate of 12,500,000 Sponsor Shares and 8,000,000 Private Warrants. Each Private Warrant entitles the holder to purchase one Class A Share at $11.50 per share.
Prior to the Closing, Atlas utilized office space at 399 Park Ave., New York, New York 10022 rented from the Sponsor. Atlas paid the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the management team. Following the Closing, Atlas ceased paying these monthly fees.

Except as otherwise disclosed in this prospectus, no compensation of any kind, including finder’s and consulting fees, was paid to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on Atlas’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
Atlas engaged Moelis & Company LLC as a financial advisor in connection with the Business Combination and paid a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary and we urge you to read our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information” and “Incorporation by Reference.”
General
Our Certificate of Incorporation authorizes us to issue up to 700,000,000 shares of our Class A Common Stock, par value $0.0001 per share, 300,000,000 shares of our Class B Common Stock, par value $0.0001 per share, and 10,000,000 shares of our preferred stock, par value $0.0001 per share.
As of October 25, 2022, there were outstanding:
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177,417,956 shares of Class A Common Stock;

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65,868,465 shares of Class B Common Stock; and

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no shares of preferred stock.

In addition, as of October 25, 2022, there were outstanding stock options to purchase and RSUs settleable for a total of 33,169,941 shares of Class B Common Stock under the 2019 Plan; outstanding stock options to purchase and RSUs settleable for a total of 13,110,401 shares of Class A Common Stock under the 2021 Plan; and warrants to purchase 34,135,546 shares of Class A Common Stock.
Common Stock
Voting Power
Holders of our Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. The holders of Class A Common Stock and Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of Class A Common Stock or Class B Common Stock to vote separately as a single class in the following circumstances:
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if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

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if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

As a result, in these limited instances, the holders of a majority of Class A Common Stock could defeat an amendment to our Certificate of Incorporation.
Dividends
Holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. We do not anticipate paying any cash dividends in the foreseeable future.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Conversion
Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon transfer to a non-authorized holder. In addition, Class B Common Stock is subject to “sunset” provisions, under which all share of Class B Common Stock will automatically convert into an equal number of share of Class A Common Stock upon the earliest to occur of (i) the ten-year anniversary of the Closing of the Business Combination, (ii) the date specified by the holders of two-thirds of the then outstanding Class B Common Stock, voting as a separate class, and when the number of Class B Common Stock represents less than 10% of the aggregate number of Class A Common Stock and Class B Common Stock then outstanding. In addition, each share of Class B Common Stock will automatically convert into an equal number of Class A Common Stock upon the earliest to occur of (a) in the case of an Archer Founder, the date that is nine months following the death or incapacity of such Archer Founder, and, in the case of any other holder, the date of the death or incapacity of such holder, (b) in the case of an Archer Founder, the date that is 12 months following the date that such Archer Founder ceases to provide services to Archer and its subsidiaries as an executive officer, employee or director of Archer, and, in the case of any other holder, immediately at the occurrence of any such event, and (c) in the case of an Archer Founder or any other holder, at least 80% (subject to customary capitalization adjustments) of the Class B Common Stock held by such Archer Founder (on a fully as converted/as exercised basis) as of immediately following the Closing of the Business Combination having been transferred (subject to the exceptions described above).
Preemptive or Other Rights
Stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A Common Stock and Class B Common Stock.
Election of Directors
Our board of directors will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.
Preferred Stock
Under our Certificate of Incorporation, shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. No shares of preferred stock are outstanding as of the Closing and we have no present plans to issue any shares of preferred stock.
Warrants
SVB Warrants
In connection with a certain Loan and Security Agreement, Archer issued Silicon Valley Bank a warrant to purchase 211,642 shares of Legacy Archer common stock (“SVB Warrant I”). At the Effective Time, SVB Warrant I was automatically exchanged for a warrant to purchase 366,140 Class A Common Stock at an exercise price of $11.50 per share.

In connection with a certain Loan and Security Agreement, Archer and SVB Innovation Credit Fund VIII, L.P. entered into a warrant to purchase 211,641 shares of Legacy Archer common stock (“SVB Warrant II”) per warrant agreement with SVB Innovation Credit Fund VIII. At the Effective Time, SVB Warrant II was automatically exchanged for a warrant to purchase 366,140 Class A Common Stock at an exercise price of $11.50 per share.
Mesa Warrant
In connection with the Collaboration Agreement with United and the Assignment and Assumption Agreement with Mesa, Legacy Archer issued Mesa a warrant to purchase 1,171,649 shares of Legacy Archer Common Stock at an exercise price of $0.01. The Mesa Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.
United Warrant
In connection with the Purchase Agreement and Collaboration Agreement, Archer issued the United Warrant to United Airlines, of which 1,171,649 shares subject to such warrant were assigned to Mesa pursuant to the Assignment and Assumption Agreement. The United Warrant was assigned by United Airlines to UAV and shall vest and become exercisable upon the achievement of certain milestones. The United Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.
FCA Warrant
In connection with the FCA Agreements, (as defined below) Legacy Archer issued FCA US LLC a warrant to purchase up to 1,671,202 shares of Legacy Archer Common Stock at an exercise price of $0.01 per share (the “Initial FCA Warrant”). The Initial FCA Warrant shall vest and become exercisable upon the achievement of certain milestones. The Initial FCA Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.
In connection with that certain consulting agreement, Legacy Archer issued FCA Italy S.p.A. a warrant to purchase up to 1,070,000 shares of Class B Common Stock at an exercise price of $0.01 per share (the “Second FCA Warrant”). The Second FCA Warrant shall vest and become exercisable upon the achievement of certain milestones. The Second FCA Warrant was adjusted by the application of the Exchange Ratio at the Effective Time.
Redeemable Warrants
As of October 25, 2022, there were 24,666,667 Warrants outstanding (excluding the warrants discussed immediately above), including 16,666,667 Public Warrants and 8,000,000 Private Warrants held by the Sponsor. Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share at any time commencing 30 days after the Closing of the Business Combination. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the Closing of the Business Combination, or earlier upon redemption or liquidation.
Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.
The Private Warrants are identical to the Public Warrants except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Atlas Initial Stockholders or their permitted transferees.
We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,
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at any time after the warrants become exercisable;

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upon not less than 30 days’ prior written notice of redemption to each warrant holder;

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if, and only if, the last reported sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

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if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing, in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Certificate of Incorporation and Bylaws
Among other things, our Certificate of Incorporation and our Bylaws:
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permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

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provides that the authorized number of directors may be changed only by resolution of our board of directors;

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provides that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed with or without cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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does not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Class A Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law:
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any derivative action or proceeding brought on our behalf;

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any action asserting a breach of fiduciary duty owed by any our current or former director, officer or stockholder, to us or our stockholders;

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any action asserting a claim against us arising under the Delaware General Corporation Law;

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any action regarding our Certificate of Incorporation or our Bylaws (as either may be amended from time to time);

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any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware;

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any action asserting a claim against us that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Limitations of Liability and Indemnification
Our Certificate of Incorporation limits a director’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Registration Rights Agreement
In connection with the Closing of the Business Combination, we entered into the Registration Rights Agreement on September 16, 2021, pursuant to which the holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
For a detailed description of the Registration Rights Agreement, see the section titled “Selling Securityholders — Material Relationships with Selling Securityholders — Archer Related Party Transactions — Registration Rights Agreement.”
Transfer Agent
The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, NY 10004.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted our Common Stock shares or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of our Class A Common Stock then outstanding; or

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the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 25,398,947 shares of Class A Common Stock that are issuable upon the exercise of the Warrants by the holders thereof, consisting of (i) 8,732,280 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants by the holders thereof and (ii) 16,666,667 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 110,742,480 shares of Class A Common Stock (including up to (a) 4,673,790 shares of Class A Common Stock issued as Sponsor Shares, (b) 29,257,202 shares of Class A Common Stock, consisting of 27,744,702 PIPE Shares and 1,512,500 shares of Class A Common Stock issued to satisfy certain fees related to the Business Combination and PIPE Financing, (c) 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) 68,079,208 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement) and (ii) up to 3,451,415 Private Warrants. We are required to file this registration statement in accordance with our obligations set forth in the Registration Rights Agreement as more fully described in “Selling Securityholders — Material Relationships with Selling Securityholders — Archer Related Party Transactions — Registration Rights Agreement.”
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of NYSE;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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short sales;

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distribution to employees, members, limited partners or stockholders of the Selling Securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

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pledges to secure debts and other obligations;

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delayed delivery arrangements;

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to or through underwriters or broker-dealers;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders who are “underwriters,” and the compensation of any broker-dealer who executes sales for them, may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the effective date of this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.archer.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information either contained, or incorporated by referenced, in this prospectus, and will be considered to be part of this prospectus from the date those documents are filed.
We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until the termination or completion of the offering of the securities described in this prospectus; provided, however, we are not incorporating by reference any documents or portions of documents deemed to have been furnished rather than filed in accordance with SEC rules:
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Our Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 14, 2022;

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, filed with the SEC on May 12, 2022, June 30, 2022, filed with the SEC on August 10, 2022, September 30, 2022, filed with the SEC on November 10, 2022, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 21, 2022, February 2, 2022, February 3, 2022, February 11, 2022, April 18, 2022, April 29, 2022, May 10, 2022, and June 15, 2022; and

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the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, registering our Class A Common Stock under Section 12(b) under the Exchange Act, filed with the

SEC on October 27, 2020, as updated by the description of our common stock set forth in Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 14, 2022, together with any amendment or report filed with the SEC for the purpose of updating such description.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.
You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: 190 West Tasman Drive, San Jose, California 95134, telephone (650) 272-3233. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.